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EXHIBIT 5

September 26, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Griffon Corporation Registration Statement on Form S-3

Gentlemen:

        We have acted as counsel to Griffon Corporation ("Griffon") in connection with a registration statement under the Securities Act of 1933, as amended (the "Registration Statement") relating to possible offerings from time to time by Griffon of (i) its debt securities issued under an Indenture (the "Indenture") dated as of July 18, 2003 between the Company and American Stock Transfer and Trust Company, as trustee ("Debt Securities") at an offering price of $130,000,000, and (ii) its common stock, par value $.10 per share ("Common Stock") issuable upon conversion of the Debt Securities.

        Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that:

          1. The Debt Securities constitute valid and legally binding obligations of Griffon.

          2. When the Common Stock is issued on exercise of a right to convert Debt Securities as contemplated in the Registration Statement, the Common Stock will be legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ KRAMER, COLEMAN, WACTLAR & LIEBERMAN, PC.

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September 26, 2003